UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

OXYGEN BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Formerly Synthetic Blood International, Inc.

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
Formerly New Jersey	Formerly 22-3067701

3189 Airway Avenue, Building C, Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 427-6363
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification of Rights of Security Holders

On June 17, 2008, the stockholders of Synthetic Blood International, Inc., approved the Agreement and Plan of Merger dated April 28, 2008 (“Plan of Merger”), between Synthetic Blood International and Oxygen Biotherapeutics, Inc., a Delaware corporation. Oxygen Biotherapeutics was formed on April 17, 2008, by Synthetic Blood International to participate in the merger for the purpose of changing the state of domicile of Synthetic Blood International from New Jersey to Delaware. Certificates of Merger were filed with the states of New Jersey and Delaware, and the merger is effective June 30, 2008. Under the Plan of Merger, Synthetic Blood International has been merged with and into Oxygen Biotherapeutics, which is the surviving corporation. As a result of the merger:

●	Each share of Synthetic Blood International common stock outstanding on June 30, 2008, has been converted to one share of Oxygen Biotherapeutics common stock;

●	The name of the corporation is changed to Oxygen Biotherapeutics, Inc.;

●	The number of authorized common shares changed from 200 million common shares, par value $0.01, to 400 million common shares, par value $0.0001;

●	The Certificate of Incorporation and Bylaws of Oxygen Biotherapeutics are now the charter documents for the corporation; and

●	The General Corporation Law of the State of Delaware now applies to the corporation, rather than the New Jersey Business Corporation Act.

Quotations for our common stock are listed on the OTC Bulletin Board. As a result of the change in our corporate name, the trading symbol for our common stock will change to “OXBO” effective with the opening of trading on Tuesday, July 1, 2008.

Item 9.01	Financial Statements and Exhibits

Exhibits: The following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No.	Description of Document

2.01	Agreement and Plan of Merger dated April 28, 2008
3.01	Certificate of Incorporation of Oxygen Biotherapeutics, Inc.
3.02	Bylaws of Oxygen Biotherapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: June 30, 2008	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer